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                                                                   Exhibit 23.16

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Charter Communications, Inc.:


We consent to the inclusion in Amendment No. 1 to the registration statement (No. 333-65094) on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation of our reports on the consolidated balance sheets of Bresnan Communications Group LLC and its subsidiaries as of February 14, 2000 and December 31, 1998 and 1999 and the related consolidated statements of operations and members' equity (deficit), and cash flows for the period from January 1, 2000 to February 14, 2000 and for each of the years in the three-year period ended December 31, 1999 included herein and to the reference to our firm under the heading "Experts" in the registration statement.


                                          /s/ KPMG LLP


Denver, Colorado
July 30, 2001